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                                                                     EXHIBIT 2.7

                       AMENDMENT NO. 6 TO THE AMENDED AND
                  RESTATED OPERATIONS AND SETTLEMENT AGREEMENT

                  This Amendment No. 6 ("Amendment") to the Amended and Restated Operations and Settlement Agreement (the "Agreement") is entered into as of December 10, 1999, among the Commissioner of the Department of Corporations of the State of California (the "Commissioner" acting for himself and the Department of Corporations of the State of California (collectively, the "State")), J. Mark Abernathy, as Special Monitor-Examiner, Caremark Rx, Inc., f/k/a/ MedPartners, Inc., a Delaware corporation, and its successors and assigns ("MedPartners") and MedPartners Provider Network, Inc., a California corporation ("MPN"), as a debtor and debtor in possession in the Bankruptcy Case. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

                                    RECITALS

                  WHEREAS, the parties entered into the Agreement as of June 16, 1999;

                  WHEREAS, the parties entered into Amendment No. 1 to the Agreement as of July 31, 1999;

                  WHEREAS, the parties entered into Amendment No. 2 to the Agreement as of August 31, 1999;

                  WHEREAS, the parties entered into Amendment No. 3 to the Agreement as of September 30, 1999;

                  WHEREAS, the parties entered into Amendment No. 4 to the Agreement as of October 31, 1999;

                  WHEREAS, the parties entered into Amendment No. 5 to the Agreement as of November 30, 1999; and

                  WHEREAS, the parties desire to clarify and amend certain provisions of the Agreement as set forth herein.

                  NOW THEREFORE, in consideration of the mutual covenant and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   AGREEMENT

                  1. The preamble in Section 3.5(a) is hereby deleted and is amended in its entirety to read as follows:


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                  (a)      MedPartners Funding Commitment. Subject to the terms
                  and conditions of this Agreement, MedPartners shall be responsible for the satisfaction of (e.g., by payment, offset, or by causing to be paid) the following Provider Claims and Plan Preserved Claims with respect to MPN and the Managed Physician Practices, respectively:

                  2. The first sentence of subsection (xiii) of Section 3.5(a) is hereby deleted and is amended in its entirety to read as follows:

                           (xiii) Net Cash Proceeds received by MPN and the Managed Physician Practices, respectively, following the Agreement Date ((xi), (xii) and (xiii) collectively, the "Funding Sources") less Permitted Expenses (as defined below) are, in the aggregate, inadequate to satisfy such Provider Claims and Plan Preserved Claims, assuming that the entire amount of the Funding Sources for MPN and the Managed Physician Practices, respectively, is applied to the satisfaction of such Provider Claims and Plan Preserved Claims.

                  3.       The last two sentences of subsection (c) of Section
3.5 are hereby deleted and are amended in their entirety to read as follows:

                           The funds deposited into the California Account
                  pursuant to this Section shall be used to pay Provider Claims and Plan Preserved Claims as they become payable. In the event the actual amount of applicable Provider Claims and Plan Preserved Claims payable under the MedPartners Funding Commitment with respect to MPN and the Managed Physician Practices, respectively, exceeds the amount deposited hereunder, MedPartners shall fulfill the MedPartners Funding Commitment with respect to such Provider Claims in accordance with Section 3.5(b) above, and with respect to Plan Preserved Claims as provided for in Section 3.5(f) below.

                  4. Subsection 3.5(d)(2) of the Agreement is amended and restated in its entirety to read as follows:

                           (2) In the event the MedPartners Funding Commitment has been satisfied with respect to Provider Claims and Plan Preserved Claims, and there are excess funds in either of the California Accounts, any such excess shall not be subject to withdrawal as excess funds and shall be used to satisfy Provider Claims and Plan Preserved Claims otherwise payable from the other California Account.

                  5. Subsection 3.5(d)(3)(A) of the Agreement is amended and restated in its entirety to read as follows:

                           (A) as to the MPN California Account, when the MedPartners Funding Commitment with respect to MPN Provider Claims and Plan Preserved Claims against MPN has been fully satisfied and there are adequate funds in the MedPartners California Account to fulfill the MedPartners Funding Commitment; and


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                  6.       Subsection 3.5(d)(3)(B) of the Agreement is amended
and restated in its entirety to read as follows:

                           (B) as to the MedPartners California Account, when
                  the MedPartners Funding Commitment with respect to the Managed Physician Practice Provider Claims and Plan Preserved Claims against the Managed Physician Practices has been fully satisfied.

                  7. Subsection 3.5(d)(4)(A) of the Agreement is amended and restated in its entirety to read as follows:

                           (A) The MedPartners Funding Commitment with respect to MPN Provider Claims and Plan Preserved Claims against MPN shall be deemed fully satisfied when an order of the Bankruptcy Court has been entered making such finding, following notice and hearing; and

                  8. Subsection 3.5(d)(4)(B) of the Agreement is amended and restated in its entirety to read as follows:

                           (B) The MedPartners Funding Commitment with respect to the Managed Physician Practice Provider Claims and Plan Preserved Claims against Managed Physician Practices shall be deemed satisfied upon the expiration of five Business Days after the Special Monitor-Examiner gives the Creditors Committee written notice thereof.

                  9. The Agreement is amended and restated to include a new Section 3.5(f), which is as follows;

                           (f) Timing of Payment of Plan Preserved Claims. With respect to each Consenting Plan and pursuant to the MedPartners Funding Commitment, MedPartners shall cause Plan Preserved Claims and Provider Claims held by Consenting Plans to be paid in accordance with Section 20.18 of the Supplemental Plan Agreement.

                  10. The second sentence of Subsection 3.8(b) of the Agreement is amended by deleting "December 15, 1999" and replacing it with "February 15, 2000".

                  11. Section 7.2(d) of the Agreement is amended and restated in its entirety to read as follows:

                           Letter of Credit. The Special Monitor-Examiner shall
                  use any proceeds received pursuant to an irrevocable letter of credit solely to fund payment of finally adjudicated and valid Managed Physician Practice Provider Claims and Allowed MPN Provider Claims of Consenting Providers and Consenting Plans. In the event of a draw under the Letter of Credit, the proceeds of such draw shall be made available to holders of such Claims in accordance with this paragraph and subparagraph (d) of the definitions of each of the MPN Provider Release and the MPPP Release even if the draw was triggered by nonpayment of an arbitration


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                  award. All proceeds of any draw shall be allocated between holders of MPN Provider Claims and Managed Physician Practice Provider Claims on the basis of the Special Monitor-Examiner's determination of the respective estimated amount remaining under the MedPartners Funding Commitment. The portion of the draw allocated to MPN Provider Claims shall be deposited into the MPN California Account. If all finally adjudicated and valid Managed Physician Practice Provider Claims of Consenting Providers and Consenting Plans or Allowed MPN Provider Claims of Consenting Providers and Consenting Plans are paid in full, any funds from such draw for such Consenting Providers and Consenting Plans shall be reallocated to be held for the other group of Consenting Providers and Consenting Plans. Any amounts that are drawn under the Letter of Credit by the Special Monitor-Examiner that are not used to make payments on account of the MedPartners Funding Commitment shall be returned to MedPartners after the MedPartners Funding Commitment has been finally satisfied in full. Any funds drawn under the Letter of Credit allocated to the Claims shall be held by the Special Monitor-Examiner in trust until used as provided herein.

                  12. Subsection 10.1(a) of the Agreement is amended and restated in its entirety to read as follows:

                           (a)      Except as set forth in Section 10.1(b) or
                  (c) below, the failure of MedPartners to perform, in any material respect, the obligations required to be performed by it under this Agreement; provided, however, that a determination by the Special Monitor-Examiner under Section 3.8(d), or the initiation of any arbitration by any Representative under Section 12, shall not constitute the failure by MedPartners to perform its obligations hereunder, in any material respect, but (1) MedPartners failure to pay the amount of any arbitration award under Section 12 (including an award obtained pursuant to the procedure set forth in Section 15.14) by reason of such determination or arbitration within five Business Days of such award, or (2) the nonpayment of a Final Preserved Claim in favor of a Consenting Plan in accordance with Section 20.18 of the Supplemental Plan Agreement within five Business Days of the determination of such Final Preserved Claim, shall constitute a Default hereunder.

                  13. Subsection 10.1(d) of the Agreement is amended and restated in its entirety to read as follows:

                           (d)      For purposes of this Section 10,
                  MedPartners shall not be deemed to have failed to make a payment or to have satisfied any obligations, where such failure would constitute a Default, during the period that MedPartners or MPN, as applicable, is adjudicating in good faith the nature or amount of the payment or obligation, provided that MedPartners shall fulfill the MedPartners Funding Commitment in connection with any portion of any Provider Claim or Plan Preserved Claim that is not contested or subject to a setoff or recoupment asserted in good faith; provided, however, to the extent any obligation of MedPartners under this Agreement is contingent upon performance by any third party, including satisfaction of any condition precedent to the effectiveness of this


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                  Agreement, it shall not be a Default hereunder if MedPartners fails to complete such obligation despite good faith efforts to do so, by reason of such third party's non-performance.

                  14. The condition set forth in Section 13.1(b) of the Agreement is hereby waived.

                  15. Subsection 15.14(a)(3) of the Agreement is amended and restated in its entirety to read as follows:

                           (3) The Plans to seek an order requiring a party to specifically perform its obligations under this Agreement including without limitation the payment of Plan Preserved Claims or Provider Claims held by a Consenting Plan; and

                  16. Subsection 15.14(b) of the Agreement is amended and restated in its entirety to read as follows:

                           (b)      Jurisdiction and Representative. Any
                  action under this Section 15.14 against MedPartners for breach of this Agreement may only be brought on behalf of one or more Beneficiaries by a representative of such Beneficiary or group of Beneficiaries in the Los Angeles Superior Court, or, with respect to MPN, the Bankruptcy Court; provided, however, that in the event any Beneficiary asserts that MedPartners or MPN has violated Section 3.5(b), its sole remedy shall be arbitration pursuant to Section 12. The representative in any such action can be any of the following: (i) the Special Monitor-Examiner, (ii) one or more MPN Provider Claim Beneficiaries as designated by the group,
                  (iii) one or more Managed Physician Practice Provider Claim Beneficiaries as designated by the group, (iv) with respect to Beneficiaries holding Managed Physician Practice Provider Claims, a subcommittee of the Creditors Committee representing such Beneficiaries, (v) with respect to Beneficiaries holding MPN Provider Claims, a subcommittee of the Creditors Committee representing such Beneficiaries, (vi) the Creditors Committee, or (vii) a Plan acting on its own behalf or otherwise with respect to its rights under Section 15.14(a)(3) (each, a "Representative").

                  17. Subsection 15.14(c) of the Agreement is amended and restated in its entirety to read as follows:

                           (c) Threshold for Enforcement. An action to enforce any right granted to a Beneficiary pursuant to this Section may be commenced only by a Representative in the following circumstances: (i) physician claimants who are eligible Beneficiaries holding in aggregate not less than $600,000 of nonadjudicated Managed Physician Practice Provider Claims; (ii) physician claimants who are eligible Beneficiaries holding in aggregate not less than $300,000 of finally adjudicated Managed Physician Practice Provider Claims; (iii) non-physician claimants who are eligible Beneficiaries holding in aggregate not less than $5 million in non-adjudicated Provider Claims; (iv) non-physician claimants who are eligible Beneficiaries holding an aggregate not less than $5 million in, with respect to the Managed Physician Practices, finally adjudicated and


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                  liquidated Managed Physician Practice Provider Claims and, with respect to MPN, MPN Provider Claims that have become Allowed MPN Claims; or (v) any Plan with respect to its rights under Section 15.14(a)(3). Notwithstanding the foregoing, with respect to eligible Beneficiaries who hold pre-petition MPN Provider Claims, no such enforcement action may be commenced or maintained until the earlier to occur of:
                  (i) the effective date of a confirmed plan of reorganization for MPN in the Bankruptcy Case, or (ii) November 30, 1999.

                  18. Subsection 15.14(d) of the Agreement is amended and restated in its entirety to read as follows:

                           (d) Notice. Prior to bringing an action, the Representative shall give notice of intent to sue to MedPartners, MPN, the Creditors Committee and the Special Monitor-Examiner. Such notice shall provide the name of each eligible Beneficiary within the group and the amount of each such Beneficiary's Provider Claim or Plan Preserved Claim or the provision of the Agreement that such Representative is seeking to enforce. MedPartners and/or MPN, as the case may be, shall have ten Business Days after receipt of such notice to cause such Provider Claims or Plan Preserved Claim to be paid or to comply with the Agreement. If payment or other cure is not made during such cure period, the Representative may proceed with filing the action or initiating the arbitration, as the case may be.

                  19. Upon the occurrence of the SPA Effective Date (as defined in the Supplemental Plan Agreement), the provisions of ss. 15.17 of the Agreement shall be amended and superseded by the Supplemental Plan Agreement; provided, however, that if the Supplemental Plan Agreement terminates pursuant to either Section 12.4.1 or 12.6 of the Supplemental Plan Agreement, then
Section 15.17 shall be reinstated.

             The Agreement remains unchanged in all other respects.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.


                              CAREMARK RX, INC.
                              a Delaware corporation

                              By:      /s/ Edward L. Hardin, Jr.
                                 ----------------------------------------------
                              Title:  Executive Vice President
                                      ---------------------------------------

                              MEDPARTNERS PROVIDER NETWORK, INC.,
                              a California corporation

                              By       /s/ Don Garner
                                 -----------------------------------------------
                              Title   Secretary


                              COMMISSIONER OF THE DEPARTMENT OF
                              CORPORATIONS

                              By: /s/ William Kenefick
                                 -----------------------------------------------
                                      William Kenefick

                              Title: Acting Commissioner of the Department of Corporations


                              J. MARK ABERNATHY,
                              as Special Monitor-Examiner and not individually

                              By      /s/  J. Mark Abernathy
                                 -----------------------------------------------
                              Title   J. Mark Abernathy,
                                      as Special Monitor-Examiner


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